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                                                                    EXHIBIT 10.7

                    AMENDED AND RESTATED EXCLUSIVE MANAGEMENT
                      AND ADMINISTRATIVE SERVICES AGREEMENT

         THIS AMENDED AND RESTATED EXCLUSIVE MANAGEMENT AND ADMINISTRATIVE SERVICES AGREEMENT (the "Agreement") effective January 1, 2003, is by and between PEDIATRIX MEDICAL GROUP, INC., a Florida corporation ("Manager") and __________________________, a _____________ professional corporation
("Practice").

         WHEREAS, Practice is a professional corporation or association which employs physicians and other clinical professionals qualified to provide neonatology, perinatology, and/or certain other pediatric services to patients ("Professional Medical Services"); and

         WHEREAS, Manager is a corporation engaged in the business of providing administrative and management services to medical practices and hospitals, including arranging for the provision of Professional Medical Services; and

         WHEREAS, Manager and Practice are parties to that certain Exclusive Management and Administrative Services Agreement dated _________________ (the "Prior Agreement") pursuant to which Practice engaged Manager for the provision of management and administrative services; and

         WHEREAS, in recognition of and in consideration for the parties' mutual obligations to each other with respect to the handling of protected healthcare information and in order to take into account other changes in practice operations since execution of the Prior Agreement, the parties desire to enter into this Agreement pursuant to the terms set forth below; and

         WHEREAS, the Prior Agreement is superseded and replaced in its entirety by this Agreement.

         NOW, THEREFORE, in consideration of the mutual premises and other valuable consideration, the sufficiency of which is hereby acknowledged, the parties intending to be legally bound by this Agreement, agree as follows:

                                   ARTICLE 1.

                                   ENGAGEMENT

         Practice hereby engages Manager, and Manager hereby agrees to be engaged by Practice, to provide the management and administrative services described in this Agreement, and to arrange for Practice, through the physician and other clinical employees or independent contractors of Practice (the "Professionals"), to provide the Professional Medical Services to hospital(s) and patients.

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                                   ARTICLE 2.

                                DUTIES OF MANAGER

         Manager shall provide all of the management and administrative services required for the day-to-day operations of Practice. Manager shall have exclusive authority over all decision-making relating to ongoing, major or central operations of Practice (except for decision-making relating to the delivery of Professional Medical Services, which shall be the exclusive responsibility of the Professionals). Specifically, Manager shall have exclusive decision-making authority over the scope of services (other than Professional Medical Services), patient acceptance policies and procedures, pricing of services, negotiation and execution of contracts, establishment and approval of operating and capital budgets, and issuance of debt by the Practice. Further, Manager shall have exclusive authority over total compensation of the Professionals as well as the ability to establish and implement guidelines for the selection, hiring and firing of Professionals. Additional responsibilities and duties of Manager hereunder shall include the following:

         2.1 Coding. Manager will provide resources to the Practice to assist with the process of assigning CPT and ICD-9 codes to the Professional Medical Services provided by the Professionals. Such services may include implementation of coding guidelines, computerized billing programs, and individual coding review. The Practice acknowledges that, although Manager will provide resources to assist the coding process, final coding decisions shall be the responsibility of the Professionals. Practice and Manager acknowledge that, in connection with such coding support, it may be necessary to provide Manager with Protected Health Information (as defined in Section 2.17) and Practice and Manager agree to treat such information in accordance with Section 2.17 hereof.

         2.2 Billing and Collection Services. Manager shall provide billing and collection services for all Professional Medical Services rendered by Practice and its Professionals. Such services shall include: the correlation of records kept by the Professionals who render care; maintenance of insurance information for each patient; computation and submission of regular bills for each patient account; pursuit of any disputed claims, including the filing of lawsuits to obtain payment; and accounting for the collection of all revenues. To facilitate the expeditious collection of all of Practice's fees for services provided by its Professionals, and to assist Manager in providing appropriate cash flow management to Practice, Practice hereby assigns to Manager all of its professional fees and accounts receivable for services provided, excluding fees and accounts receivable relating to professional services rendered to patients eligible for coverage under the Medicare or Medicaid programs or other third party payors which refuse to honor such assignments, and hereby appoints Manager as its true and lawful attorney-in-fact, with full power to collect and otherwise deal in and with such fees and receivables assigned by Practice; provided, however, that, to the extent allowed by law, Practice assigns to Manager all income received by it on account of services rendered to patients of Practice who are eligible for coverage in the Medicare or Medicaid programs and other third party payors which refuse to honor assignments, and Practice agrees to surrender, transfer, and remit to Manager promptly all

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fees received on behalf of or from such patients. Practice agrees to execute any and all instruments and documents deemed necessary or desirable by Manager to carry out the provisions of this section. Practice agrees that to the extent Manager receives notice from a hospital of, or Manager makes on its own behalf, a bona fide request to write-off or hold in abeyance any of Practice's professional fees, that Practice will not unreasonably refuse the request of the hospital or Manager. Practice and Manager acknowledge that, in connection with such billing and collection services, it may be necessary to provide Manager with Protected Health Information and Practice and Manager agree to treat such information in accordance with Section 2.17 hereof.

         2.3 Third Party Payors. Manager shall act as the liaison of Practice with all third party payors for the purpose of negotiating managed care, preferred provider, and other agreements with such third party payors. Manager shall monitor performance of the respective parties to such agreements for compliance with the terms and conditions set forth therein, as well as all applicable Federal and state laws, rules and regulations.

         2.4 Hospital Liaison. Manager shall be the administrative liaison between Practice and any hospital in which Practice and/or Professionals provide Professional Medical Services, including pursuant to a contractual arrangement between either Manager or Practice and the hospital. Manager shall provide to Practice all administrative services associated with Practice's Professional Medical Services at such hospitals. Manager shall also bill and collect all medical director stipends, coverage fees or other sums that may be due from such hospitals.

         2.5 Personnel Services. Manager shall provide the following personnel services: maintenance of complete personnel records on each employee; establishment and administration of employee benefits, including insurance plans; recruitment of Professionals and recruitment and hiring of non-medical personnel; evaluation and salary recommendations for non-medical personnel; provision of day-to-day management and direction to non-medical personnel; and development of personnel policies and procedures. Manager shall establish payroll accounts and procedures in accordance with Section 2.7.

         2.6 Financial Services. Manager shall provide the following financial services: Manager shall provide such bookkeeping services as may be required to keep the books and accounts of Practice, and may retain a professional accountant to perform same; Manager shall ensure that all state and federal tax returns are prepared and filed on a timely basis; and Manager shall track and pay all accounts payable from funds made available by Practice. Manager and Practice shall work together to develop a fee schedule for each service to be provided by Practice; provided, however, that this fee schedule shall be subject to the approval of Manager. Manager shall review the fee schedule on a periodic basis and recommend changes to Practice as may be necessary.

         2.7 Cash Management. Manager is authorized to open one or more bank accounts necessary to manage the finances of Practice, at banks designated by Practice. Practice shall approve one or more individuals designated by Manager to have authority to sign checks, make deposits and transact such other business as may be reasonably necessary. Manager is authorized

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to establish payroll systems and make payroll payments, pay accounts payable, and otherwise satisfy the obligations of Practice from these accounts. Manager shall deposit all collections from services rendered by Practice into these accounts. Manager shall prepare and provide Practice monthly reconciliations of all bank accounts. Manager may utilize one bank account to deposit funds of Practice and other entities with whom Manager has similar arrangements so long as Manager is able to account for the funds of Practice.

         2.8 Recruitment. Manager shall recruit and provide initial screening of Professionals on behalf of Practice. Practice retains responsibility for monitoring and maintaining the qualifications of its Professionals, and agrees that the role of Manager is to present candidates for consideration by Practice consistent with guidelines established by Manager.

         2.9 Planning and Budgeting. Manager shall assist Practice in short and long range planning, including the projection of personnel needs, proposals of benefit packages, analyses of future markets, and other necessary planning services. Manager shall prepare annual budgets on behalf of Practice, which shall be submitted to Practice for its approval. Practice agrees to provide Manager with an approved budget ("Annual Budget") no later than 30 days prior to commencement of each fiscal year during the term of this Agreement. Such Annual Budget must be acceptable to Manager in its sole discretion. Practice agrees to operate within and in accordance with the Annual Budget unless the variance from the Annual Budget is previously approved by Manager or it involves an emergency expenditure to maintain required staffing levels or treatment standards and approval of Manager could not be obtained in a timely manner because of the emergency.

         2.10 Insurance. Manager shall evaluate, on an ongoing basis, the professional liability, general liability, and other insurance needs of Practice and its employees and Professionals taking into consideration coverage customarily maintained by similar enterprises, hospital requirements, and general availability of coverage in the market. Insurance shall be maintained in accordance with Article 10 hereof.

         2.11 Equipment and Supplies. Manager shall develop inventory systems to assure that reasonable inventories of equipment and supplies required by the employees of Practice are available at all times. Manager shall purchase, pay for and arrange for the delivery of such equipment and supplies.

         2.12 Compliance. Manager shall develop, on behalf of Practice, a compliance program under which Manager shall make available a Compliance Officer, compliance hotline and compliance training program for Practice's personnel to facilitate compliance by Practice with laws impacting its business and to create a reporting process for concerns regarding compliance issues. Manager shall coordinate filing of all state mandated clinical reports. Practice and Manager acknowledge that, in connection with such compliance initiatives or clinical reports, it may be necessary to provide Manager with Protected Health Information and Practice and Manager agree to treat such information in accordance with Section 2.17 hereof.

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         2.13 Legal and Risk Management. Manager shall arrange for legal resources to facilitate hospital and clinical employment contracting, lease and other contract review, maintenance of corporate records and minute books, and general legal compliance. Manager also shall develop programs to identify areas of potential legal risk for the Practice and provide and coordinate legal representation in the event of actual or anticipated litigation against Practice. Practice and Manager acknowledge that, in connection with such legal representation, it may be necessary to provide Manager with Protected Health Information and Practice and Manager agree to treat such information in accordance with Section 2.17 hereof.

         2.14 The Pediatrix-Obstetrix Center for Research and Education. Manager shall provide educational resources to Professionals, including resources to support continuing medical education requirements of the Professionals under state licensure laws. Manager shall make available to Professionals various resources and opportunities to participate in and support clinical research projects. In addition, Manager shall undertake research using certain clinical data assembled by Practice. Practice and Manager acknowledge that, in connection with such education and research programs, it may be necessary to provide Manager with Protected Health Information and Practice and Manager agree to treat such information in accordance with Section 2.17 hereof.

         2.15 Quality Improvement. Consistent with the Health Care Quality Improvement Act of 1986, 42 U.S.C. Section 11101, Manager shall develop and maintain, on Practice's behalf, programs to improve the quality of care provided by Practice's Professionals. Specifically, Manager shall implement the following programs:

                  (a) Peer Review. Upon a request for peer review from an officer or Professional employee of the Practice, Manager, through its Medical Board, shall arrange for a review by a qualified professional or professionals in the same or similar specialty as the Professional under review. Manager's Medical Board shall report the results of such review to the officer or agent of the Practice and provide assistance to the Practice to implement recommendations, follow-up and fulfill reporting obligations, if any. Practice and Manager acknowledge that, in connection with such peer review activities, it may be necessary to provide Manager with Protected Health Information and Practice and Manager agree to treat such information in accordance with Section 2.17 hereof.

                  (b) Quality Improvement. Manager shall develop programs designed to improve the quality of care provided by the Professionals and encourage identification and adoption of best demonstrated processes. Practice and Manager acknowledge that, in connection with such quality improvement activities, it may be necessary to provide Manager with Protected Health Information and Practice and Manager agree to treat such information in accordance with Section 2.17 hereof.

         2.16 Additional Services. Although the parties have endeavored to reflect the management and administrative services that Manager shall provide hereunder, they expressly recognize that there may be additional services provided by Manager, it being the intent of the parties that all management and administrative services necessary for the operations of the

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Practice be provided by Manager. Additional services also may be suggested by
Practice and provided by Manager upon mutual agreement of the parties.

         2.17 HIPAA Compliance. Manager and Practice acknowledge that Manager will be required to access the protected health information of patients, as defined in 42 U.S.C. Section 1320d and 45 CFR Section 164.501 (collectively, "Protected Health Information"), in order for Manager to perform its duties under this Agreement, particularly under Sections 2.1, 2.2, 2.12, 2.13, 2.14, and 2.15 above. Manager and Practice each agree to comply with the applicable provisions of the Administrative Simplification section of the Health Insurance Portability and Accountability Act of 1996, as codified at 42 U.S.C. Section 1320d through d-8 ("HIPAA"), and the requirements of any regulations promulgated thereunder, including, without limitation, the federal privacy regulations as contained in 45 CFR Parts 160 and 164 (the "Federal Privacy Regulations") and the federal security standards as contained in 45 CFR Part 142 (the "Federal Security Regulations"), as well as the specific agreements and assurances set forth below. A material breach of the provisions of this Section shall constitute a material breach of this Agreement.

                  (a) Use and Disclosure of Protected Health Information. Manager and Practice each agree not to use or further disclose any Protected Health Information other than as permitted or required by this Agreement and the requirements of HIPAA or regulations promulgated under HIPAA, including, without limitation, the Federal Privacy Regulations and the Federal Security Regulations. Manager and Practice each will implement appropriate safeguards to prevent the use or disclosure of a patient's Protected Health Information other than as provided for by this Agreement. Manager and Practice each will promptly report to the other any use or disclosure of a patient's Protected Health Information not provided for by this Agreement or in violation of HIPAA, the Federal Privacy Regulations, or the Federal Security Regulations of which Manager or Practice becomes aware. In the event Manager or Practice, with the other's approval, contracts with any agents to whom it provides a patient's Protected Health Information, it shall include provisions in such agreements whereby it and the agent agree to the same restrictions and conditions that apply to it with respect to such patient's Protected Health Information. Manager and Practice will take necessary steps to accord patients the individual rights of record access, amendment and disclosure accounting required by HIPAA and the Federal Privacy Regulations. Manager and Practice will make its internal practices, books, and records relating to the use and disclosure of a patient's Protected Health Information available to the Secretary of Health and Human Services to the extent required for determining compliance with the Federal Privacy Regulations and the Federal Security Regulations. Notwithstanding the foregoing, no attorney-client, accountant-client, or other legal privilege shall be deemed waived by Manager or Practice by virtue of this Section. Because the Manager will need Protected Health Information for the ongoing management and operation of its business, the Manager may retain such information after the termination of this Agreement, provided that the Manager continues to extend the protections of this Agreement to the Protected Health Information and limits further disclosures to the purposes that make the return or destruction of the information infeasible or to purposes otherwise required by law.

                  (b) Research Data. In accordance with Section 2.14 of this Agreement, Manager shall undertake research using certain clinical data assembled by Practice. Except

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where authorization for the use of Protected Health Information in research is obtained in accordance with the Federal Privacy Regulations, such clinical data shall be furnished to Manager in the form of a limited data set that meets the requirements of Section 164.514(e) of the Federal Privacy Regulations. That limited data set shall be used by Manager, and by its employees and agents, exclusively for the purposes of research, public health and health care operations. Manager also may grant access to the limited data set to other individuals or entities engaged in research activities. Manager shall not use or further disclose information contained in the limited data set other than as permitted by this Section 2.17(b) or as otherwise required by law. Manager further agrees that it will (i) use appropriate safeguards to prevent use or disclosure of the information contained in the limited data set other than as provided for in this Section 2.17(b), (ii) report to Practice any use or disclosure of such information not provided for in this Section of which it becomes aware, and (iii) ensure that any agents or subcontractors to whom Manager provides the limited data set agree to the same conditions and restrictions with respect to such information. Manager will not identify the information contained in the limited data set or use the limited data set to contact the individuals whose information is contained therein.

                  (c) Data Security. On or before April 21, 2005, Manager will implement, in accordance with the Federal Security Regulations, administrative, physical and technical safeguards that reasonably and appropriately protect the confidentiality, integrity and availability of the electronic Protected Health Information that Manager creates, receives, maintains or transmits on behalf of Practice. If Manager becomes aware of any security incident involving Protected Health Information furnished to Manager by Practice or that Manager otherwise maintains on the Practice's behalf, Manager will report such incident to Practice. Manager will require any agent or subcontractor who receives electronic Protected Health Information from Manager to abide by these security restrictions.

                                   ARTICLE 3.

                               HOSPITAL CONTRACTS

         3.1 Performance of Services. Upon approval of Manager, Practice may directly contract with hospitals and medical centers for the provision of Professional Medical Services pursuant to Section 3.2 below. In the alternative, Manager may contract directly with hospitals and medical centers to provide administrative and management services, including arranging for the provision of Professional Medical Services by Practice. Practice hereby agrees to provide Professional Medical Services solely and exclusively to hospitals and medical centers with which Manager has either contracted to arrange for such services, or has approved of the provision of such services by Practice. Practice shall perform and require its shareholders and Professionals to perform Professional Medical Services in accordance with the terms and conditions of this Section and such hospital contracts.

         3.2 Negotiation of Contracts. Practice agrees not to negotiate, make, propose, or execute any contract, nor allow any other party besides Manager to arrange for the Professional Medical Services of Practice or its Professionals during the term of this Agreement; provided,

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however, that upon request of Manager, Practice will execute agreements with hospitals that have been negotiated and approved by Manager. The responsibilities of Manager hereunder do not include any duty to negotiate or obtain medical staff membership or clinical privileges for Professionals. Such Professionals shall be required to (i) obtain necessary medical staff membership and clinical privileges; and (ii) to resign from medical staff membership and clinical privileges upon termination for any reason from Practice, upon termination of this Agreement, or as may be required to fulfill the contracts with hospitals.

         3.3 Non-Competition. Practice agrees that neither Practice, nor its shareholders or Professionals, nor their heirs, assigns or successors in interest, shall contract with or arrange for the provision of Professional Medical Services at any hospital or medical center which has been a party to a contract with Manager or Practice for a period of eighteen (18) months following the termination of any such contract. Practice further agrees that, upon termination of this Agreement for any reason, it will not contract with or arrange for the provision of Professional Medical Services at any hospital or medical center at which Practice has provided services during the term hereof for a period of eighteen (18) months following the termination of this Agreement. The parties specifically agree that this provision shall survive the termination of this Agreement for any reason and that Practice shall cause each shareholder and Professional to execute such further documents or instruments as Manager may request to evidence this Agreement.

         3.4 Confidential Information. Practice agrees that neither Practice, nor its shareholders or Professionals, shall reveal to any person, association, or company, or shall use or otherwise exploit for their own benefit or for the benefit of anyone other than Manager, any Confidential Information (as defined below) concerning the organization, business or finances of Manager so far as they have come or may come to their knowledge, except as may be required in the ordinary course of performing their duties for the medical practice of Practice or except as may be in the public domain through no fault of their own, and they shall keep secret all matters entrusted to them and shall not use or attempt to use any such Confidential Information in any manner which may injure or cause loss or may be calculated to injure or cause loss whether directly or indirectly to Manager. "Confidential Information" shall include, without limitation, any patents, patent applications, licenses, copyrights, trademarks, trade names, service marks, service names, "know-how," trade secrets, customer or patient lists, details of client or consulting contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, procurement and sales activities, promotional and pricing techniques, credit and financial data concerning customers, business acquisition plans or any portion or phase of any scientific or technical information, ideas, discoveries, designs, computer programs (including source or object codes), processes, procedures, formulas or improvements of Practice, whether or not in written or tangible form, and whether or not registered, and including all memoranda, notes, plans, reports, records, documents and other evidence thereof.

         Practice, its shareholders and Professionals agree to return to Manager any Confidential Information in their possession upon disassociation or termination for any reason from Practice or upon the termination of this Agreement for any reason.

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         The parties specifically agree that the provisions of this Section 3.4 shall survive termination of this Agreement for any reason and that Practice shall cause each shareholder and Professional to execute such further documents or instruments as Manager may request to evidence this Agreement.

         3.5 Breach of Covenants. The parties hereto agree that damage to Manager would be irreparable and incalculable should Practice or its shareholders, Professionals or other employees, affiliates or agents violate the covenants contained in Section 3 of this Agreement. Without limitation of any other legal or equitable rights which Manager may possess, Practice expressly agrees that Manager or its assigns shall be entitled to injunctive relief without the necessity of first proving damages in the event of a threatened or actual breach by Practice, its shareholders, Professionals or other employees, affiliates or agents of such covenants. Said right to temporary or injunctive relief shall exist notwithstanding any dispute, controversy or allegation of breach by Practice hereunder or otherwise. Practice shall cause its shareholders, Professionals and other employees, affiliates or agents to execute appropriate documents as necessary to effectuate this provision.

                                   ARTICLE 4.

                             LIMITATION ON SERVICES

         Notwithstanding any other provision to the contrary contained in this Agreement, Manager shall exercise no control nor have any responsibility for the Professional Medical Services rendered by the Professionals to any patient. Manager and Practice agree that it is not the intent of this Agreement to interfere with the professional judgement of the Professionals. Manager shall not, in any manner, directly or indirectly regulate or control the Professional's independent judgment concerning the practice of medicine or the diagnosis and treatment of patients. All decisions relating to patient care and treatment shall be made by a licensed physician or other appropriate clinical provider in his or her sole and absolute discretion. Any licenses, permits or other certifications which Practice or its Professionals may need to provide Professional Medical Services shall be the sole responsibility of Practice and such Professionals. The shareholder(s) of Practice agree to perform all medical management deemed necessary or advisable by either Practice or Manager to satisfy hospital agreements, third party payor relationships, and good medical practice organization and management.

         Except as provided in Section 2 above with respect to the establishment and implementation of guidelines for the selection, hiring and firing of Professionals, Practice shall retain responsibility for the hiring, termination, training or supervision of Professionals employed or otherwise retained by Practice. Any Professional employed or otherwise retained by Practice shall be retained pursuant to an agreement having terms and conditions that are satisfactory to Manager and Practice agrees to ensure that Professionals perform the obligations of their respective agreements (including employment agreements) in accordance with the terms and conditions of such agreements. No amendments, or waivers or termination of employment agreements may be made by Practice without the consent of Manager.

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                                   ARTICLE 5.

                                BOOKS AND RECORDS

         Practice shall have the right to inspect the books and records of Manager regarding its collections, billing, accounting and other functions provided by Manager on behalf of Practice.

                                   ARTICLE 6.

                            COMPENSATION AND EXPENSES

         6.1 Compensation. For all services rendered by Manager in accordance with this Agreement, Practice shall pay Manager those sums described in "Exhibit A," which is attached to and made a part of this Agreement. "Exhibit A" may be amended from time to time by Manager to reflect industry standards and the range of services provided by Manager.

         6.2 Expenses. Manager shall pay all costs and expenses of Practice out of the revenues of Practice.

                                   ARTICLE 7.

                              TERM AND TERMINATION

         7.1 The parties intend that the term of the arrangements under this Agreement shall be permanent, subject only to the rights of termination pursuant to Sections 7.2, 7.3 and 7.4 hereof.

         7.2 Termination by Manager with Cause. This Agreement may be terminated by Manager upon a material breach of any provision of this Agreement by Practice which is not cured within sixty (60) days after written notice is given to Practice specifying the nature of the alleged breach.

         7.3 Termination by Manager without Cause. This Agreement may be terminated by Manager without cause upon sixty (60) days written notice to Practice.

         7.4 Termination by Practice with Cause. This Agreement may be terminated by Practice only in the event of gross negligence, fraud, or other illegal acts of Manager; provided, that such events must first have been proven in a court of competent jurisdiction and all appeal rights related thereto have been exhausted prior to any termination pursuant to this Section 7.4. Except as provided in this Section 7.4, under no circumstances shall Practice have the right to terminate this Agreement.

                                   ARTICLE 8.

                                STATUS OF MANAGER

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         In the performance of the duties, responsibilities and obligations required by this Agreement, Manager shall at all times be performing as an independent contractor of Practice. No act, work, commission or omission by Manager pursuant to the terms and conditions of this Agreement shall be construed to make or render Manager an agent, servant or employee of, or joint venturer with, Practice. Nothing in this Agreement limits the right of Manager to provide any services or products or enter into any contractual arrangements with any person or entity, including, without limitation, persons or entities in similar businesses or in competition with Practice.

                                   ARTICLE 9.

                                   INSURANCE

         Manager shall obtain and maintain, on behalf of Practice, such policies of general liability, professional liability and other appropriate insurance as are commercially available at limits of liability which are customarily maintained by similar enterprises. In the alternative, at the request of Manager, Practice shall maintain such policies with coverage and limits acceptable to Manager in its sole discretion. In no event shall Manager be liable under any circumstances if such coverage is deemed insufficient for any reason. Practice shall advise Manager in detail of any claims or possible claims against such insurance policies.

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                                   ARTICLE 10.

                                  MISCELLANEOUS

         10.1 Notices. Any notice required or permitted to be given hereunder to either party shall be deemed given if sent by hand delivery, by registered or certified mail, return receipt requested, or by overnight mail delivery for which evidence of delivery is obtained by the sender, to such party at:

         Practice:                  c/o Pediatrix Medical Group, Inc.
                                    1301 Concord Terrace
                                    Sunrise, FL 33323
                                    Attention: General Counsel

         Manager:                   Pediatrix Medical Group, Inc.
                                    1301 Concord Terrace
                                    Sunrise, FL 33323
                                    Attention: General Counsel

         10.2 Limitation of Assignment. This Agreement shall not be assigned by Practice without the prior express written consent of Manager. This Agreement may be assigned by Manager unilaterally and without consent of the Practice.

         10.3 Binding on Successors in Interest. The provisions of, and obligations arising under, this Agreement shall extend to, be binding upon and inure to the benefit of the successors and assigns of each party.

         10.4 Severability; Changes in Law. If any part of this Agreement is determined to be invalid, illegal, inoperative, or contrary to law or professional ethics, the part shall be reformed, if possible, to conform to law and ethics; the remaining parts of this Agreement shall be fully effective and operative to the extent reasonably possible. If any restriction contained in this Agreement is held by any court to be unenforceable or unreasonable, a lesser restriction shall be enforced in its place and the remaining restrictions shall be enforced independently of each other.

         10.5 Conformance with Law. Each party agrees to carry out all activities undertaken by it pursuant to this Agreement in conformance with all applicable federal, state, and local laws, rules, and regulations.

         10.6 Time of the Essence. Time shall be of the essence with respect to each and every term, covenant, and condition of this Agreement.

         10.7 Attorneys' Fees. If either party incurs any suit costs and reasonable attorneys' fees with respect to the enforcement of this Agreement against the other, the successful party shall be entitled to recover from the other all suit costs and reasonable attorneys' fees, including

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fees on appeal, and each party shall pay those suit costs and reasonable attorneys' fees that may be incurred by the successful party in enforcing this Agreement.

         10.8 Entire Agreement/Amendment. This Agreement supersedes all previous contracts between the parties relating to the subject matter hereof, including the Prior Agreement, and, together with the Joinder and any Exhibits expressly incorporated herein, constitutes the entire agreement between the parties. Oral statements or prior written materials not specifically incorporated in this Agreement shall not be of any force and effect. In entering into and executing this Agreement, the parties rely solely upon the representations and agreements contained in the Agreement and no others. Except as provided in Section 6.1, no changes in or additions to this Agreement shall be recognized unless and until made in writing and signed by an authorized officer or agent of Practice and Manager.

         10.9 Governing Law. This Agreement has been executed and delivered and shall be construed and enforced in accordance with the laws of the State of Florida. Any action by any party whether at law or in equity, shall be commenced and maintained and venue shall properly be in Broward County, Florida.

         10.10 Third Party Beneficiaries. This Agreement shall not be construed to create any third party beneficiaries.

         10.11 Waiver of Breach. No provision of this Agreement shall be deemed waived unless evidenced by a written document signed by an authorized officer or agent of Practice and Manager. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach of the same or other provision of this Agreement.

         10.12 Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         10.13 Gender and Number. When the context of this Agreement requires, the gender of all words shall include the masculine, feminine, and neuter, and the number of all words shall include the singular and plural.

         10.14 Execution. This Agreement and any amendments may be executed in multiple originals, each counterpart shall be deemed an original, but all counterparts together shall constitute one and the same instrument.

         10.15 Additional Assurances. The provisions of this Agreement are self-operative and do not require further agreement by the parties; provided, however, at the request of either party the other shall execute any additional instruments and take any additional acts that Manager may deem reasonably necessary to effectuate this Agreement.

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

         10.16 Force Majeure. Neither party shall be liable nor deemed to be in default for any delay or failure in performance under this Agreement or other interruption of service or employment deemed resulting, directly or indirectly, from acts of God, civil or military authority, acts of public enemy, war, accidents, fires, explosions, earthquakes, floods, failure of transportation, strikes or other work interruptions by either party's employees, or any similar or dissimilar cause beyond the reasonable control of either party.

         10.17 Authority. Each signatory to this Agreement represents and warrants that he/she possesses all necessary capacity and authority to act for, sign, and bind the respective entity on whose behalf he/she is signing.

         10.18 Acquisition Right. The shareholder(s) of Practice hereby irrevocably grant(s) Manager the fully assignable right, but not the obligation, to acquire or to designate a qualified buyer to acquire all of the stock of Practice (the "Stock") for the sum of the lesser of the amount paid by the shareholder(s) for such Stock or the book value thereof ("Acquisition Right") in each of the following instances:

                  (i) if a termination occurs pursuant to Section 7.2 (or if Practice attempts to terminate this Agreement for any reason), Manager shall have the right to acquire or designate a qualified buyer to acquire the Stock from the date of the notice of termination and for a period of ninety (90) days after the end of the term of this Agreement.

                  (ii) if the shareholder(s) of Practice receive(s) a bona fide written offer from a third party that he, she or they wish(es) to accept, Manager shall have sixty (60) days from the date of the actual receipt by Manager of a copy of such bona fide offer to acquire or designate a qualified buyer to acquire the Stock.

         In order to protect the Acquisition Right, Practice and the shareholder(s) agree as follows:

                  (i) Practice will not merge or consolidate with another entity or sell any of its assets in other than the normal course of its business.

                  (ii) Practice will not issue any stock, incur any debt, pledge or grant a security interest in any asset, amend the Articles of Incorporation, By-Laws or any agreements of Practice or declare any dividends.

                  (iii) Practice will not enter into any material agreements with any person or entity without the prior written consent of Manager.

                  (iv) Practice shall cause each shareholder of the Practice to execute a Joinder to this Agreement in the form attached hereto.

         In addition to the acquisition right described herein, Manager also may have certain rights to acquire the Stock pursuant to a Stock Transfer Agreement between Manager and Practice's shareholder(s).

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

         10.19 Security. As security and collateral for (i) the obligations of Practice to Manager under this Agreement, and (ii) any loans from Manager to Practice (whether made before or after the date hereof), Practice hereby grants a first security interest to Manager in all tangible and intangible assets of Practice, whether now owned or later acquired, and to all proceeds from such assets. Additionally, the shareholder(s) of Practice pledges, as security for his, her, or their obligation to Manager and the obligations of Practice to Manager, all of the shares of Practice owned by him, her, or them and shall place such shares in the possession of Manager. Practice and the shareholder(s) of Practice agree to execute such further documents and instruments as may be deemed necessary or desirable by Manager, in Manager's sole discretion, to effect the provisions of this Section.

         (THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK)

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers or agents.

"Practice"                                         "Manager"

                                                   PEDIATRIX MEDICAL GROUP, INC.

By: _______________________________                By: _________________________
Name: _____________________________                Name:
Title: ____________________________                Title:

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